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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                     Commission file No. 0-4979


                           SQUARE INDUSTRIES, INC.
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            (Exact name of registrant as specified in its charter)


               921 Bergen Avenue, Jersey City, New Jersey 07306
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                   (Address of principal executive offices)
                                  (Zip Code)


                                (201) 798-0090
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              (Company's telephone number, including area code)


           (Title of each class of securities covered by this Form)

                                                   Name of each exchange
Title of each Class                                on which registered
-------------------                                ---------------------
Common Stock, $.01 par value                       Nasdaq Stock Market

                           ------------------------
          Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains

                                     None
                           ------------------------
        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    / /

        Approximate number of holders of record as of the certification or notice date: one
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                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, Square Industries has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                  SQUARE INDUSTRIES, INC.


                                  By: /s/ Monroe J. Carell, Jr.
                                      -----------------------------------------
                                      Monroe J. Carell, Jr.
                                      Chairman of the Board and Chief Executive
                                      Officer